Exhibit 10.1

OPGEN, INC.
AMENDED AND RESTATED STOCK OPTION PLAN, AS ASSUMED AND ADOPTED

April 1, 2020

1.	INTRODUCTION
1.1	This Amended and Restated Stock Option Plan, as assumed and adopted as of April 1, 2020 (this “Plan”) was originally referred to as the “Curetis Stock Option Plan 2016”, as amended on July 19, 2018, of Curetis N.V., a public company with limited liability under the laws of the Netherlands (“Curetis”) and is being assumed, adopted and amended and restated by OpGen, Inc., a Delaware corporation (“OpGen”), as required by the Implementation Agreement. Under the Implementation Agreement, OpGen, through Crystal, will acquire all of the issued and outstanding capital stock of Curetis GmbH, a private limited liability company organized under the laws of the Federal Republic of Germany (“Curetis GmbH”) and OpGen and/or Crystal will assume certain plans and indebtedness of Curetis, including adoption and assumption of this Plan.
1.2	OpGen is assuming and adopting this Plan as approved by its Board. Stockholder approval of the assumption and adoption of this Plan is not required as set forth in Nasdaq Marketplace Rule 5635(c)(3) and the provisions of IM-5635-1 related thereto.
2.	DEFINITIONS
2.1	The definitions and other provisions in Schedule 1 shall apply throughout this Plan, unless provided otherwise.
3.	Purpose of the STOCK OPTION PLAN
3.1	This Plan is designed in order to replace outstanding Options to acquire ordinary shares in the capital of Curetis N.V. with equivalent non-qualified stock Options of OpGen to acquire Shares of its Common Stock.
3.2	The purpose of the Plan is the retention of key employees with Option grants, spare liquidity, diminish employee turnover and the alignment of stockholders’ interests with such employees.
4.	term
4.1	This Plan became effective on June 16, 2016, and, unless extended by the Board and approved by stockholders, its term shall extend for ten (10) years from such date and expire on June 16, 2026. Options granted during the term of this Plan shall no longer Vest and be exercisable as set forth in the relevant Option Agreement after the expiration of such ten (10) year term.
5.	Administration
5.1	The Compensation Committee of the Board shall administer this Plan. The Compensation Committee shall have the authority to:
5.1.1	take all actions required or advisable for the administration and proper implementation of this Plan;
5.1.2	interpret the Plan unless specifically provided otherwise in this Plan; and
5.1.3	make all other decisions necessary or advisable to enable the administration and proper implementation of this Plan.

6.	Grant of Options
6.1	To the extent any additional Options are granted the grants shall be made by the Compensation Committee or its delegate.
6.2	The Compensation Committee shall act in accordance with the rules under the Insider Trading Policy and any applicable securities regulations as regards the granting, Vesting and settlement of any Options.
6.3	The number of Shares in respect of which Options have been granted under this Plan shall not exceed 134,356 Shares.
6.4	Shares in respect of which Options are granted will be retired and will not be available for future grants to the extent that the relevant Options lapse or are forfeited, without having been exercised in full.
6.5	A grant of an Option is a one-time benefit which does not create any contractual or other rights to receive future grants of Options, or any benefit in lieu of such Options.
6.6	An Optionee is not under any obligation to pay any amount to the Company in respect of the grant of Options.
7.	Transfer of Options
7.1	Except as provided for under this Plan, the Options may not be sold, assigned, transferred, pledged, mortgaged or otherwise disposed of.
8.	Vesting of Options
8.1	Each Option will Vest over a period of three (3) years whereby the first third (1/3) of any such Option will Vest at the first anniversary of the Date of Grant and the remaining two thirds (2/3) of each Option will Vest in monthly increments over the following twenty-four (24) months.
8.2	The Options that have not Vested in accordance with Clause 8.1 are, unless otherwise agreed by the Compensation Committee, forfeited upon a Termination of Employment Event with OpGen or any of its Subsidiaries, subject to the following.
8.2.1	Upon the occurrence of a Termination of Employment Event after the first anniversary of the Date of Grant, the Optionee’s Options shall either be forfeited, lapse or continue to be exercisable as set forth below:
(a)	In case of Termination for Cause, both the Options of such Optionee that have Vested (to the extent not exercised) and the Options of such Optionee that have not yet Vested shall be forfeited at the date of Termination for Cause, unless agreed otherwise by the Compensation Committee;
(b)	in case of a Termination Without Cause, the Options of such Optionee that have Vested (to the extent not exercised) shall not be forfeited and the remaining part of the Options of such Optionee that have not yet Vested shall be forfeited at the date of Termination Without Cause.
8.3	No Optionee shall have any right whatsoever to damages in respect of the lapse, annulment or the forfeiture of any Option pursuant to this Plan.

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9.	Option Price
9.1	The Option Price will be set out in the relevant Option Agreement. Subject to the provisions of Clauses 10.6, 11.2 and 16.1, an Optionee is obliged to pay the Option Price upon exercise of Vested Options.
10.	Exercise of Options
10.1	Vested Options may not be exercised prior to the third anniversary of the Date of Grant and may be exercised, subject to the provisions of this Clause 10, until ten (10) years from the Date of Grant or such shorter period of time remaining under the Plan. Options which have not been exercised prior to the end of the aforementioned exercise period shall lapse automatically without any compensation whatsoever being due to the Optionee.
10.2	Options may only be exercised outside Closed Periods, unless exercise is allowed during a Closed Period under the Insider Trading Policy. An Optionee who possesses or could reasonably be suspected to possess Inside Information relating to OpGen shall always be prohibited from making use of that Inside Information by exercising an Option both during and outside a Closed Period.
10.3	An Optionee is required to notify OpGen in writing of the exercise of Options. Subject to Clauses 10.2 and 10.4 Options, to the extent Vested, can be exercised partially or all at once.
10.4	An Optionee shall not be entitled to any fractional Shares upon exercise of an Option. If any exercise of an Option would result in the issuance of fractional Shares, the number of Shares issued upon such exercise shall be rounded down to the nearest whole number.
10.5	Within one (1) month after an irrevocable written notice by an Optionee of his or her exercise of Vested Options, the Shares in respect of which the Vested Option has been exercised will be issued or transferred to the Optionee, against prior payment of the Option Price in cash or in such other manner as is agreed in the Option Agreement or as is set forth herein.
10.6	All the provisions in this Plan relating to exercise of Options and the sale of Shares are subject to restrictions regarding the exercise of Options laid down in any applicable law and the Insider Trading Policy.
11.	Change In Control
11.1	In the event of a Change In Control, all the outstanding Options will Vest fully at the date of the Change In Control, unless provided otherwise in Clause 11.2.
11.2	In the event of a Change In Control due to a sale, merger, demerger, sale of substantially all of the assets or consolidation of the Company, all the outstanding Options will be addressed in the applicable acquisition agreement. Such agreement may at the sole discretion of the Compensation Committee and without the approval or the advice of the Optionees being required, provide the following:
11.2.1	the continuation of the outstanding Options by the Company (if the Company is the company that continues to exist);
11.2.2	the take-over of the Plan and the outstanding Options by the acquiring company or the company that continues to exist, or its parent company;

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11.2.3	the replacement of the outstanding Options by new option rights with conditions that are equivalent to the conditions of the outstanding Options by the acquiring company or the company that continues to exist, or its parent company; or
11.2.4	the cancellation of each outstanding Option in return for payment to the Optionee of an amount per Option equal to the difference between the Fair Market Value of the Common Stock at the time of the closing under the purchase, merger, demerger or consolidation agreement less the Option Price.
12.	Adjustment and claw back
12.1	OpGen may recover from an Optionee all or part of the Options granted and Shares or cash, as the case may be, transferred to the Optionee pursuant to this Plan, if the grant was made on the basis of incorrect financial or other data. If Vesting of the Options would in the opinion of the Compensation Committee produce an unfair result due to extraordinary circumstances, the Compensation Committee has the power to adjust the value of the award downwards or upwards.
13.	Taxes
13.1	The Company and/or its Subsidiaries shall have the right to withhold from any salary, severance or other amounts payable by the Company, or a Subsidiary to an Optionee, or to otherwise require payment by the Optionee of, any taxes and/or social security contributions payable by the Optionee in connection with his participation in the Plan as well as any taxes and/or social security contributions payable by the Optionee in connection with any grant, Vesting or exercise of Options.
13.2	An Optionee is and remains at all times fully responsible for the payment of any taxes and/or social security contributions payable by the Optionee in connection with his or her participation in the Plan.
14.	Reporting obligations
14.1	An Optionee is obliged to fully cooperate with notification obligations towards regulators that result from or are connected with a grant or exercise of Options or otherwise connected to this Plan or the Option Agreement.
15.	No employment condition
15.1	The participation of an Optionee in the Plan does not constitute remuneration for any employment activity. The Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, and/or service payments, bonuses, long service awards, pension or retirement benefits or similar payments.

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16.	Recapitalization
16.1.1	In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Compensation Committee shall make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Clause 6.3 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Options; (iii) the terms and conditions of any outstanding Options (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the exercise price per Share for any outstanding Options under the Plan.
16.1.2	In the event of any transaction or event described in Clause 16.1.1 or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable law or accounting principles, the Compensation Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Option or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Optionee’s request, is hereby authorized to take any one or more of the following actions whenever the Compensation Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Option under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a)	To provide for either (1) termination of any such Option in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Option or realization of the Optionee’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Clause 16.1.2, the Compensation Committee determines in good faith that no amount would have been attained upon the exercise of such Option or realization of the Optionee’s rights, then such Option may be terminated by the Company without payment) or (2) the replacement of such Option with other rights or property selected by the Compensation Committee, in its sole discretion, having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Option or realization of the Optionee’s rights had such Option been currently exercisable or payable or fully vested;
(b)	To provide that such Option be assumed by the successor or survivor corporation, or a parent or Subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

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(c)	To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Options and/or in the terms and conditions of (including the exercise price), and the criteria included in, outstanding Options and Options which may be granted in the future;
(d)	To provide that such Option shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Option Agreement; and
(e)	To provide that the Option cannot Vest, be exercised or become payable after such event.
16.1.3	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Clauses 16.1.1 and 16.1.2, the Compensation Committee shall equitably adjust each outstanding Option, which adjustments may include adjustments to the number and type of securities subject to each outstanding Option and/or the exercise price or grant price thereof, if applicable, the grant of new Options, and/or the making of a cash payment. The Compensation Committee shall make such equitable adjustments, if any, as the Compensation Committee, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Clause 6.3 on the maximum number and kind of Shares which may be issued under the Plan). The adjustments provided under this Clause 16.1.3 shall be nondiscretionary and shall be final and binding on the affected Optionee and the Company.
17.	Confidentiality
17.1	By executing an Option Agreement, the Optionee accepts an obligation not to disclose any information regarding the Plan, or any information in connection therewith, unless such Optionee is legally obliged to disclose such information by law or exchange regulations.
18.	Governing Law
18.1	This Plan is governed by the laws of the State of Delaware.
19.	Amendment and Revocation
19.1	The Compensation Committee and the Board shall have the right to alter, amend or terminate the Plan or any part thereof at any time and from time to time, provided, however, that no such alteration or amendment shall adversely affect the rights relating to any Options granted or Shares acquired upon exercise of Options prior to that time.

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Schedule 1
Definitions

1.	In this Plan, unless the context otherwise requires or unless otherwise specified hereinafter, the following words shall have the following meaning:
Board	means the Board of Directors of OpGen, Inc.
Change in Control

means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

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(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this definition as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(c) The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any portion of an Option that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subclause (a), (b) or (c) with respect to such Option (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation;

Closed Period	means a closed period of the Company within the meaning of the OpGen Insider Trading Policy;
Common Stock	means the common stock, par value $0.01 per share, of OpGen;
Company or OpGen	means (i) OpGen, Inc., a Delaware corporation and (ii) its legal successor(s);
Compensation Committee	means the Compensation Committee of the Board;

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Compliance Officer	means an officer with such title, appointed in accordance with the terms of the Insider Trading Policy;
Control	means, in relation to a Person, the power to exercise, directly or indirectly, more than fifty per cent (50%) of the controlling rights of that Person or the possibility to appoint or designate more than fifty per cent (50%) of the total number of directors or any other similar managerial body, through ownership of the Shares or other securities, by means of agreement, power of attorney or otherwise;
Date of Grant	means the day that an Option is granted as set out in the relevant Option Agreement;
Equity Restructuring	means a nonreciprocal transaction between the Company and all of its then-current stockholders, such as a stock dividend, stock split, spin-off, or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Options;
Exchange Act	means the Securities Exchange Act of 1934, as amended from time to time;
Fair Market Value

means, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market and the NASDAQ Capital Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Compensation Committee deems reliable;

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(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Compensation Committee deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Board or Compensation Committee in good faith;

Implementation Agreement	means that certain Implementation Agreement, dated September 4, 2019 (the “Implementation Agreement”), by and among Curetis, OpGen, and Crystal GmbH, a private limited liability company organized under the laws of the Federal Republic of Germany and wholly owned Subsidiary of OpGen (“Crystal”);
Inside Information	means material nonpublic information as defined in the Insider Trading Policy;
Insider Trading Policy	means the OpGen Insider Trading Policy, as amended from time to time;
Option Agreement	means an agreement between a Optionee and the Company in relation to the grant of Options specifying, amongst others, the Date of Grant, the number of Options, the Option Price, the applicable Vesting schedule as referred to in Clause 8.1, the applicable exercise period and a brief description of the performance condition(s) as a condition of Vesting, if any;

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Option Price	means the exercise price as of the date of adoption of this Plan by OpGen, as adjusted in accordance with the Implementation Agreement, or, otherwise, the Fair Market Value on the Date of Grant;
Optionee	means a Person who has accepted Options offered under an Option Agreement;
Option	means a right to purchase Shares at the Option Price subject to the terms of the Plan and the Option Agreement;
Person	means a natural person, body, company, legal person, association, foundation, special-purpose fund and other entities;
Plan	means this Amended and Restated Stock Option Plan, as assumed and adopted as of March 31, 2020, as amended from time to time;
Shares	means shares of Common Stock of the Company;
Subsidiary	means and any and all entities or persons with respect to which now or hereafter the Company, directly or indirectly, holds more than fifty per cent (50%) of the issued capital stock, or more than fifty per cent (50%) of the voting power, or has the power to appoint and to dismiss a majority of the directors or otherwise to direct the activities of such Person;
Termination for Cause	means the occurrence of a Termination of Employment Event (i) at the initiative of the Company or any Subsidiary on the basis of an urgent cause or a serious cause in a situation where (serious) blame can be attributed to the Optionee including dishonesty, fraud, willful misfeasance, gross negligence or other gross misconduct by the Optionee or (ii) at the initiative of the Optionee in a situation where the Company or any Subsidiary could terminate the employment, management or other relevant business relationship, between an Optionee and the Company or any Subsidiary on the basis of an urgent cause or a serious cause in a situation where (serious) blame can be attributed to the Optionee as set out above, unless determined otherwise by the Compensation Committee;

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Termination of Employment Event	means the termination of the employment between an Optionee and the Company or any Subsidiary for any reason, including but not limited to the death of an Optionee or long term illness or disability;
Termination Without Cause	means the occurrence of a Termination of Employment Event with respect to an Optionee that is not a Termination for Cause; and
Vest, Vested, Vesting	means the event of an Option vested as described in Clause 8.
2.	A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.
3.	The singular includes the plural and vice versa.
4.	Headings to clauses and schedules are for convenience only and do not affect in any way the interpretation thereof.

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